EXHIBIT 99.1

P.O. Box 110    •     Route 5    •    South Deerfield    •    MA    •    01373-0110

FOR IMMEDIATE RELEASE

Contact:            Edward R. Medina

(413) 665-8306

THE YANKEE CANDLE COMPANY REPORTS

FISCAL 2007 SECOND QUARTER RESULTS

South Deerfield, MA – August 9, 2007 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the second quarter ended June 30, 2007. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is now the parent company of The Yankee Candle Company, Inc.

Total revenue for the second quarter was $133.4 million, a 15% increase over the prior year quarter, driven primarily by revenue generated in new stores, including sales attributable to the Illuminations business acquired in July 2006, as well as increased sales within existing wholesale locations. Comparable sales in the Company’s Retail Segment, including its Consumer Direct business (but excluding sales from its Illuminations stores), increased by 3% over the prior year period.

As a result of the Merger, the Company’s financial results as reported in accordance with United States generally accepted accounting principles (“GAAP”) include significant costs and expenses related to the Merger, including transaction expenses and the impacts of required purchase accounting adjustments. As such, the Company generated a net loss for the second quarter of 2007 of $16.7 million compared with net income of $4.8 million in the second quarter of 2006. Net loss prior to the impact of the Merger expenses and related purchase accounting was $3.4 million in the quarter. A reconciliation is provided at the end of this press release.

The Company also presents EBITDA (earnings/loss before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate our operating performance and our ability to service our debt. EBITDA for the quarter was $5.5 million compared to $18.0 million for the prior year. Adjusted EBITDA for the quarter was $22.6 million or 16.9% of sales compared to $19.6 million or 16.9% of sales for the prior year. The decrease in EBITDA was due primarily to transaction-related expenses and purchase accounting adjustments associated with the Merger. Merger-related expenses and purchase accounting adjustments for the second quarter totaled $17.1 million. Reconciliations of second quarter and six month results to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

The Company also announced that beginning with the second quarter of 2007, the Company has elected to report its fundraising division, Yankee Candle Fundraising, within its Retail Segment and has therefore restated historical information to be comparative with the current year presentation. This division had historically been reported within the Wholesale Segment. The change in segment reporting is being made to be consistent with the fact that the fundraising division is now managed by and reports to the Company’s Senior Vice President of Retail.

Craig Rydin, Chairman and Chief Executive Officer, commented, “We exceeded our sales and segment profit plans for the second quarter, on an adjusted basis, with solid contributions coming from both our Retail and Wholesale segments. Our semi-annual clearance sale in Retail was a success and exceeded our internal plans for inventory sell through. The program was well executed by our Retail team through strong product assortment and strategic pricing tiers that helped deliver our margins. Our Wholesale business unit continued to perform well on top of a strong first quarter. Sales grew at 13% and segment profit dollars and rate were favorable to our plan and to prior year (excluding the impact of merger related costs). In addition, our Supply Chain delivered strong productivity and efficiency results, making this quarter a strong team effort across all of our divisions.”

Second Quarter Highlights:

•

Retail sales were $71.8 million, a 16% increase over the fiscal 2006 second quarter. Comparable sales in the 382 retail stores including the South Deerfield flagship store that have been open for more than one year increased 3%. Comparable sales in the 380 retail stores excluding the South Deerfield and Williamsburg flagship stores increased 3%. Consumer Direct sales increased 7%. Including Consumer Direct, but excluding Illuminations, total retail comparable sales increased 3%.

•	Wholesale sales were $61.7 million in the second quarter, an increase of 13% over the year ago quarter.

During the second quarter ended June 30, 2007, the Company used cash in operating activities of $2.0 million ending the quarter with revolver borrowings of $46.0 million, cash of $6.5 million and excess availability under its revolving credit facility of $77.1 million. At June 30, 2007, the Company had $1.2 billion of total long term debt outstanding.

Six Months Ended June 30, 2007 Highlights:

As a result of the Merger, for the six months ended June 30, 2007, the financial results being reported are the combined results of (i) The Yankee Candle Company, Inc. and its subsidiaries (the “predecessor entity”), for the period from December 31, 2006 to February 5, 2007 and (ii) Yankee Holding Corp. and its subsidiaries (the “successor entity”), for the period from February 6, 2007 to June 30, 2007. A breakdown of the two periods is provided within this press release.

•

Retail sales were $141.1 million for the first six months of 2007, a 12% increase over the first six months of fiscal 2006. Comparable sales in the 382 retail stores including the South Deerfield and Williamsburg flagship stores that have been open for more than one year increased 1%. Comparable sales in the 380 retail stores excluding the South Deerfield and Williamsburg flagship stores increased 1%. Consumer Direct sales increased 6% over the first six months of fiscal 2006. Including Consumer Direct, but excluding Illuminations, total retail comparable sales increased 2%.

•	Wholesale sales were $135.3 million for the first six months of fiscal 2007, an increase of 9% over the first six months of fiscal 2006.

•

For the six months ended June 30, 2007, the Company generated a net loss of $39.2 million compared with net income of $17.3 million in the six months ended July 1, 2006. Net income prior to the impact of the cumulative effect of the Merger expenses and related purchase accounting was $2.5 million for the six months ended June 30, 2007.

•	For the six months ended June 30, 2007, the Company generated a loss before interest, income taxes, deprecation and amortization (EBITDA) of $4.6 million compared to $43.8 million for the corresponding six months in 2006. The decrease in EBITDA was due primarily to transaction-related expenses and purchase accounting adjustments associated with the Merger. For the six months ended June 30, 2007, Adjusted EBITDA was $51.7 million compared to $46.6 million for the corresponding six months in 2006. Merger-related expenses and purchase accounting adjustments for the six months ended June 30, 2007 were $55.4 million.

Craig Rydin concluded, “We’re delighted with our second quarter performance, which again exceeded our internal plans. We believe we are well-prepared to execute our third quarter and holiday plans. I would like to thank all of our employees who have done a great job serving our customers and consumers while delivering strong financial results.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2007 second quarter results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference. The dial-in number is (800) 659-2032, for International Calls the dial-in number is (617) 614-2712. Participant Pass Code is 96103062.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee has a 37-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 16,300 store locations, a growing base of Company owned and operated retail stores (434 located in 43 states as of June 30, 2007), direct mail catalogs, its Internet websites (www.yankeecandle.com, www.illuminations.com and www.aromanaturals.com), international distributors and to a European wholesale customer network of approximately 2,750 store locations (through its distribution center located in Bristol, England).

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2007, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of our recent Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, or the Registration Statement on Form S-4 filed on March 30, 2007 (Registration No. 333-141699-05), each on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Thirteen Weeks Ended June 30, 2007			Thirteen Weeks Ended July 1, 2006
Sales:
Retail	$71,761	53.79%		$61,888	53.24%
Wholesale	61,654	46.21%		54,363	46.76%

Total sales	133,415	100.00%		116,251	100.00%
Cost of sales	72,918	54.66%		53,115	45.69%

Gross profit	60,497	45.34%		63,136	54.31%
Selling expenses:
Retail	39,554	55.12	% (A)	32,050	51.79	% (A)
Wholesale	8,056	13.07	% (B)	4,532	8.34	% (B)

Total selling expenses	47,610	35.69%		36,582	31.47%
General & administrative expenses	18,431	13.81%		15,056	12.95%

(Loss) income from operations	(5,544)	-4.16%		11,498	9.89%
Interest income	(8)	-0.01%		(6)	-0.01%
Interest expense	25,578	19.17%		3,740	3.22%
Other income	(676)	-0.51%		(148)	-0.13%

(Loss) income before (benefit) provision for income taxes	(30,438)	-22.81%		7,912	6.81%
(Benefit) provision for income taxes	(13,773)	-10.32%		3,086	2.65%

Net (loss) income	$(16,665)	-12.49%		$4,826	4.15%

	Successor Period February 6, 2007 To June 30, 2007			Predecessor Period December 31, 2006 To February 5, 2007			Non-GAAP Combined Twenty Six Weeks Ended June 30, 2007			Twenty Six Weeks Ended July 1, 2006
Sales:
Retail	$114,610	51.39%		$26,530	49.70%		$141,140	51.06%		$126,388	50.52%
Wholesale	108,422	48.61%		26,852	50.30%		135,274	48.94%		123,776	49.48%

Total sales	223,032	100.00%		53,382	100.00%		276,414	100.00%		250,164	100.00%
Cost of sales	139,026	62.33%		24,553	45.99%		163,579	59.18%		115,051	45.99%

Gross profit	84,006	37.67%		28,829	54.01%		112,835	40.82%		135,113	54.01%
Selling expenses:
Retail	63,878	55.74	% (A)	14,423	54.36	% (A)	78,301	55.48	% (A)	64,891	51.34	% (A)
Wholesale	13,175	12.15	% (B)	1,778	6.62	% (B)	14,953	11.05	% (B)	8,957	7.24	% (B)

Total selling expenses	77,053	34.55%		16,201	30.35%		93,254	33.74%		73,848	29.52%
General & administrative expenses	30,253	13.56%		13,828	25.90%		44,081	15.95%		30,520	12.20%

Income from operations	(23,300)	-10.45%		(1,200)	-2.25%		(24,500)	-8.86%		30,745	12.29%
Interest (income)	(19)	-0.01%		(1)	0.00%		(20)	-0.01%		(13)	-0.01%
Interest expense	41,441	18.58%		986	1.85%		42,427	15.35%		6,529	2.61%
Other (income) expense	(686)	-0.31%		(15)	-0.03%		(701)	-0.25%		(294)	-0.12%

Income before provision for income taxes	(64,036)	-28.71%		(2,170)	-4.07%		(66,206)	-23.95%		24,523	9.80%
Provision for income taxes	(26,639)	-11.94%		(340)	-0.64%		(26,979)	-9.76%		7,226	2.89%

Net income	$(37,397)	-16.77%		$(1,830)	-3.43%		$(39,227)	-14.19%		$17,297	6.91%

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2007	December 30, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,538	$22,773
Accounts receivable, net	36,423	33,769
Inventory	80,897	61,130
Prepaid expenses and other current assets	23,591	8,651
Deferred tax assets	12,337	5,872

Total Current Assets	159,786	132,195
Property, Plant And Equipment, net	154,251	140,603
Marketable Securities	313	2,021
Deferred Financing Costs	30,695	596
Deferred Tax Assets	—	67,288
Other Assets	1,444,383	30,219

Total Assets	$1,789,428	$372,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$21,633	$26,052
Accrued payroll	13,625	19,802
Accrued income taxes	1,522	26,600
Other accrued liabilities	36,037	25,446
Short-term debt	6,500	—

Total Current Liabilities	79,317	97,900
Deferred Compensation Obligation	388	2,213
Long-Term Debt	1,212,875	140,000
Deferred Rent	9,444	17,244
Deferred Tax Liability	105,370	0
Stockholders’ Equity	382,034	115,565

Total Liabilities And Stockholders’ Equity	$1,789,428	$372,922

Yankee Holding Corp.

June 30, 2007 Earnings Release

Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	8	14	416
Illuminations Retail Stores	1	2	18
Total Retail Stores	9	16	434
Wholesale Customer Locations - North America (1)	(32)	(1,098)	16,283
Wholesale Customer Locations - Europe	112	248	2,750
Square Footage - Gross	13,339	22,369	865,923
Square Footage - Selling	10,592	17,581	673,932
Retail Comp Store Sales Change % (2)	3%	1%
Retail Comp Store Count (2)	382	—	382
Retail Comp Store Sales Change %, excl. Flagships (2)	3%	1%
Retail Comp Store & Consumer Direct Sales Change % (2)	3%	2%
Sales per Square Foot (3)		$597
Store Count		381
Average store square footage, gross (4)		1,657
Average store square footage, selling (4)		1,288
Gross Profit (5)
Retail $	$39,680	$68,413
Retail %	55.3%	48.5%
Wholesale $	$20,817	$44,422
Wholesale %	33.8%	32.8%
Segment Profit (5)
Retail $	$126	($9,888)
Retail %	0.2%	-7.0%
Wholesale $	$12,761	$29,469
Wholesale %	20.7%	21.8%
Depreciation & Amortization (5)	$11,513	$21,058
Inventory per Store, excluding Illuminations		$37,006
Inventory Turns		3.9 (6)
Capital Expenditures (5)	$6,423	$11,816

(1)	Wholesale locations driven by exit of Staples and PetSmart, which sold a subset of non-candle products.

(2)	Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition.

(3)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships and Illuminations.

(4)	Excludes S. Deerfield and Williamsburg, VA Flagship stores. Includes Illuminations stores.

(5)	Dollars in thousands.

(6)	Based on a 13 month avg. inventory divided by 12 month rolling COGS. Calculation excludes the step-up of inventory related to the merger acquisition.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude non-recurring or non-cash items and any other similar charges deemed appropriate by the Company. In the present period, these include Merger related charges, the impact of purchase accounting adjustments and non-cash equity compensation expense. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. Following the Merger, we believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management now evaluates our business following the Merger, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Successor Thirteen weeks ended June 30, 2007	Predecessor Thirteen weeks ended July 1, 2006	Combined Twenty-six weeks ended June 30, 2007	Predecessor Twenty-six weeks ended July 1, 2006
Net (loss) income	$(16,665)	$4,826	$(39,227)	$17,297
Income (benefit) taxes	(13,773)	3,086	(26,979)	7,226
Interest expense, net - excluding amortization of deferred financing fees	24,413	3,606	40,547	6,289
Amortization of deferred financing fees	1,158	128	1,860	227
Depreciation	6,979	5,997	13,600	12,011
Amortization	3,376	372	5,598	742

EBITDA	5,488	18,015	(4,601)	43,792
Equity-based compensation (a)	(77)	1,580	872	2,762
Merger costs (b)	3,576	—	13,991	—
Purchase accounting (c)	13,597	—	41,422	—

Adjusted EBITDA	$22,584	$19,595	$51,684	$46,554

(a)	Non-cash charges related to equity-based compensation, excluding approximately $8.2 million of stock based compensation expense associated with the acceleration of vesting of certain options, restricted shares and performance shares.

(b)	Represents certain costs incurred in connection with the Merger. Includes approximately $8.2 million of stock based compensation expense associated with the acceleration of vesting of certain options, restricted shares and performance shares and certain other third-party costs (primarily legal) as a result of the Merger. It includes the quarterly installment of approximately $0.4 million associated with MDP’s annual advisory fee.

(c)	Includes approximately $13.5 million of amortization expense associated with the step up in inventory due to the Merger. The total step-up was $40.5 million and is being amortized over three months from the date of the Merger.

Reconciliation of Net Income Prior to the Impact of Merger expenses and related Purchase Accounting

	Combined Thirteen weeks ended June 30, 2007	Combined Twenty-six weeks ended June 30, 2007
Pre-tax loss	$(30,438)	$(66,206)
Purchase accounting	13,596	41,422
Purchase accounting adjustments – Depreciation and amortization	2,936	4,545
Merger costs	3,576	13,991

Pro-forma pre-tax loss	(10,330)	(6,248)
Benefit from income taxes	6,906	8,701

Pro-forma net (loss) income	$(3,424)	$2,453